TEXFI INDUSTRIES, INC.

                    BOARD OF DIRECTORS RESOLUTIONS CONCERNING
                         1990 EXECUTIVE STOCK PURCHASE PLAN

                                 January 16, 1997


         WHEREAS, the corporation's 1990 Executive Stock Purchase Plan (the "Plan"), provides that the maximum number of shares of the corporation's Common Stock that may be purchased pursuant to the Plan is 300,000 shares; and

         WHEREAS, 198,236 shares of Common Stock have previously been purchased upon exercise of options granted under the Plan and, as a result, only 101,764 shares of Common Stock are currently available for options that may be granted under the Plan; and

         WHEREAS, to give it added flexibility in attracting key employees and in providing key employees additional incentive to continue as employees of the corporation or a subsidiary of the corporation, the Board of Directors desires to increase, by 200,000 shares, the aggregate number of shares of Common Stock that may be purchased pursuant to the Plan; and

         WHEREAS, a technical amendment to the Plan is necessary in order to conform to Rule 16b-3 of the Securities and Exchange Commission, as recently amended; now, therefore, it is

         RESOLVED, that Section 2 of the Plan is hereby amended in its entirety to read as follows:

              2. Administration. The Plan shall be administered by a Committee of the Board of Directors, consisting of two or more persons appointed from time to time by the Board from among its members (the "Committee"). Each member of the Committee shall be a "Non-Employee Director" within the meaning of Rule 16b-3 of the Rules under the Securities Exchange Act of 1934, as amended. The interpretation and construction by the Committee of the Plan or of any option or subscription agreement hereunder shall be final. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option or subscription agreement hereunder.

          RESOLVED, that, subject to stockholder approval thereof, the Plan be and hereby is amended to increase, by a total of 200,000 shares, the aggregate number of shares of Common Stock that may be purchased pursuant to the Plan.

          FURTHER RESOLVED, that this amendment to the Plan shall be submitted to the stockholders of the corporation at the next annual meeting of the corporation's stockholders, with the recommendation of the Board of Directors that it be approved.


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          FURTHER RESOLVED, that, subject to stockholder approval of the amendment to the Plan, the corporation be and hereby is authorized and directed to register the additional shares that may be purchased pursuant to such plan by filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, and the proper officers of the corporation be and hereby are authorized and directed to take such action as they deem necessary or desirable in connection with such registration.

          FURTHER RESOLVED, that, subject to stockholder approval of the amendment to the Plan, the additional shares of Common Stock of the corporation which are issuable pursuant to the Plan shall be listed on the New York Stock Exchange and the proper officers of the corporation are hereby authorized and directed to make application to the New York Stock Exchange for the listing of such shares, to take all necessary actions to perfect such listing application with the New York Stock Exchange, and to execute any application, agreement or document required under the rules of the New York Stock Exchange.

          FURTHER RESOLVED, that, subject to stockholder approval of the amendment to the Plan, the proper officers of the corporation are hereby authorized and directed to deliver any and all instruments and documents and do any and all such acts or things as they or any of them may deem necessary or advisable to carry out fully the purposes of the foregoing resolutions.